INVESTOR AGREEMENT

     This agreement is made and entered into this 19th day of March, 1997 by and between Wingate Financial Associates, L.L.C. ("Investor"), a Delaware corporation, and American HealthChoice, Inc. ("Company"), a New York corporation.

                                   WITNESSETH

     WHEREAS, Company is engaged in the practice of operating medical clinics in Texas, Georgia and Louisiana;

     WHEREAS,   Investor   desires  to  invest  in  Company  and  take   certain
responsibilities relative to control of the Company's Board of Directors;

     NOW, THEREFORE, FOR AND IN CONSIDERATION of the mutual covenants, promises and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Investor and Company hereby agree as follows:

                                  BEST EFFORTS

     Both parties agree to use best efforts to effectuate the intent and terms of this agreement. Investor recognizes that Company is foregoing other opportunities to fund the Company's needs. Further, both parties recognized time is of the essence.

                           REPRESENTATIONS BY COMPANY

     Board Members: The Company agrees to change its Board of Directors (Board) to allow for seven (7) members. Upon the completion of the five hundred and fifty thousand ($550,000) Bridge Loan, as defined below, to the Company, the Company will agree to change the number of board members to seven (7). Further, the Company will deliver the resignations of one (1) board member. Investor will then have the right to appoint four members to the Company Board.

     If a Raise of Capital (minimum of two million ($2,000,000), separate from bridge loan), as described herein under Representations By Investor, is not substantially complete within one hundred (100) days of the bridge loan, also described herein under Representations By Investor, the Investor will provide the Company with resignations of the four (4) board members appointed by the Investors.

     Bridge Loan: The current Board will approve a bridge loan in the amount of five hundred and fifty thousand dollars ($550,000.00) by Investor, at ten (10%) percent annually, as senior debt subject to existing debt already perfected as of the date of this agreement. Additional consideration for said loan is in the form of one million (1,000,000) warrants at two and three-


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eight ($2 3/8)  dollars  per share of Company  common  shares to be issued  from
"authorized but not issued" Company common stock.

     Consultant: David Love, C.P.A., J.D., an affiliate of Investor, will be retained by the board as a consultant for an initial period of one (1) year, subject to the same terms as imposed upon the new board members. Compensation will be at forty-eight thousand ($48,000.00) annually plus reasonable reimbursement expenses, with the first amount being deducted as a non-refundable retainer of ten thousand ($10,000.00) to be paid upon the closing of the bridge loan, with the balance being accrued until the funding of the Raise of Capital as represented by Investor below.

     Founder Options: Doctors J.W. Stucki, J. Jones and J. Nelson, or other founders will make available two million ($2,000,000) shares of their common stock to Investor to be optioned at two dollars and seventy-five cents ($2.75) per share executable for the next eighteen months. Said shares will be held in escrow by an escrow agent mutually agreed upon by both parties. The "Put" is as follows:

     (a) after thirty (30) days, if the stock trades at five ($5.00) dollars for five consecutive trading days, a Put call can be exercised for three hundred thousand (300,000) shares.

     (b) after ninety (90) days, if the stock trades at five and a half ($5.50) dollars for five consecutive trading days, a Put call can be exercised for three hundred thousand (300,000) shares.

     (c) after one hundred twenty (120) days, if the stock trades at six ($6.00) dollars for five consecutive trading days, a Put call can be exercised for three hundred thousand (300,000) shares.

     (d) after one hundred eighty (180) days, if the stock trades at six and a half ($6.50) dollars for five consecutive trading days, a Put call can be exercised for three hundred thousand (300,000) shares.

     (e) after two hundred and forty (240) days, if the stock trades at seven ($7.00) dollars for five consecutive trading days, a Put call can be exercised for three hundred thousand (300,000) shares.

     (f) after three hundred (300) days, if the stock trades at seven ($7.00) dollars for five consecutive trading days, a Put call can be exercised for five hundred thousand (500,000) shares.

     Founder Lock-up: Doctors J.W. Stucki, J. Jones, J. Nelson and the majority of shares belonging to Doctors Webb, Bryant, and Hanks, will lock-up with Investor the remaining portion of any shares that become freely tradable within eighteen (18) months of this agreement. All shares shall become freely tradable eighteen (18) months from the date of this agreement.

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All shares subject to the Investor,  and/or his assignee,  lock-up can be rolled out after six (6) months from the date of this agreement at a rate of one-eighteenth (1/18) per month subject to Security Exchange Commission Rules. Warrants and Options previously granted are not subject to this lock-up agreement. Company will use its best efforts to get other shareholders to lock up under similar terms.

     Employment Agreement: Dr. Stucki will remain as CEO for three (3) years. Compensation to be at a base rate of two hundred and fifty thousand ($250,000) annually with milestone bonuses based on Company profitability. The employment agreement will be substantially similar to Dr. Stucki's existing agreement.

     Dr. Stucki's Bridge Loan: Dr. Stucki agrees to sell shares of his stock in an amount equal to five hundred thousand ($500,000) dollars and loan the proceeds to Company. As repayment, Dr. Stucki will receive a debenture of equal value, convertible to common stock at a fifteen (15%) discount fixed on date of execution, at ten percent (10%) interest, convertible in ninety (90) days. This is in addition to the salary as enumerated above. To effectuate the proceeds, Dr. Stucki will agree to lock up in a trust with Investor the amount of shares necessary and Investor will fund the proceeds within seven (7) days of trust agreement.

     Repayment of Bridge Loan: Company agrees to repay any loans made under this agreement or these loans made by Galaxy Investment and/or its assignees from the sale of the Raise of Capital contemplated herein.

     Consulting Agreements: Other than the consulting agreement for Dr. Dave Voracek and James Carter, the Company agrees all other consulting agreements are void.

                          REPRESENTATIONS BY INVESTORS

     Raise of Capital: Investor represents that it will use its best efforts to raise a minimum of two million ($2,000,000.00) net to the Company. Company agrees to repay Galaxy and Investor the five hundred and fifty thousand ($550,000) dollar bridge loan from said Raise of Capital. The Raise of Capital must be substantially complete within one hundred (100) days of this agreement. Shares for raising the minimum net capital shall be from no more than one million four hundred thousand (1,430,000) of "authorized but unissued" Company stock.

     Board Control: The new board members appointed by Investor will not agree to any stock split, reverse merger, equity conversions, or take any action that is dilutive to shareholders, except for the transactions that are expressly agreed to in this agreement or without written approval from Stucki, which approval will not be unreasonably withheld.

     Bridge Loans: Investor agrees to loan Company a minimum of five hundred and fifty thousand ($550,000.00) secured by a note and security agreement perfected against tangible and intangible assets of the Company. Investor acknowledges that the intention of the parties is that the bridge loan be repaid by a convertible debenture at a ten (10%) percent discount.


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     Hold  Harmless:  Investor  agrees to hold  harmless  any prior  acts by the
Company's officers and directors, except those actions directly related to criminal conduct.

     Approvals: Investor agrees that DVI and Grovest Management ("Other Affiliates") have agreed to the terms of this agreement and that by entering into this agreement the Other Affiliates will not claim any default under their respective agreements due to this agreement.

     Disclosure: Investor acknowledges that is has performed due diligence, reviewed the Company's Form 10-KSB 1996, and Form 10-QSB for the first quarter of 1997, and has received a copy of the Risk Factors prepared by the Company. Investor represents that it has had an opportunity to request additional information and receive such information to the satisfaction of Investor.

     Investment Experience: Investor acknowledges that it is an investor in securities of developing companies and can bear the economic risk of its investment. Investor represents that it is an accredited investor as that term is defined under Regulation D promulgated under the Security Act of 1933.

     IN WITNESS WHEREOF, Investor and Company have caused this agreement to be duly executed and delivered this the 18th day of March 1997.

"INVESTOR"                                          "COMPANY"

Wingate Financial Associates, L.L.C.                American HealthChoice, Inc.


----------------------------                        ----------------------------
Mr. Mandel Sherman                                  Dr. J.W. Stucki

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